Exhibit 10.139

DRAFT DATED JULY 31, 2007

Employment Agreement

EMPLOYMENT AGREEMENT, effective as of August 1, 2007, between Vyteris, Inc. (f/k/a Vyteris Holdings (Nevada), Inc.), a Nevada corporation (the “Company”), and Anthony J. Cherichella (“Employee”).

WHEREAS, the Company desires to employ Employee as Chief Financial Officer and principal accounting officer; and

WHEREAS, Employee is willing to accept such employment on the terms set forth herein,

NOW, THEREFORE, the Company and Employee hereby agree as follows:

1.    Employment.

1.1    General. The Company hereby agrees to employ Employee in the capacity of Chief Financial Officer and principal accounting officer, and Employee hereby accepts such employment, upon the terms and subject to the conditions herein contained; provided, however, that the Employee shall not assume the responsibilities of Chief Financial Officer and principal accounting officer for the purposes of the Company’s filings to be made with the Securities and Exchange Commission until August 15, 2007 (and until such time, Joseph Himy shall remain as the Company’s principal accounting officer).

1.2    Duties and Authority. During the term of Employee’s employment hereunder, Employee shall serve as the Chief Financial Officer and principal accounting officer of the Company and shall have such responsibilities, duties and authority as may, from time to time, be assigned to him by the Company’s Chief Executive Officer and Board of Directors (the “Board”). During the term of this Agreement, Employee shall serve the Company, faithfully and to the best of Employee’s ability, and shall devote substantially all of Employee’s business time and efforts to the business and affairs of the Company (including its subsidiaries and affiliates) and the promotion of its interests. Employee shall be available to the Company at such times and places as the Company shall reasonably request during the term hereof. Notwithstanding the foregoing, Employee shall be entitled to pursue charitable and religious endeavors and to participate in professional organizations, provided that such activities do not interfere in any material respect with the performance by Employee of his duties hereunder.

2.    Term of Employment. The term of this Agreement shall commence as of August 1, 2007, and shall continue through July 31, 2008. Thereafter, the term of this Agreement shall be automatically extended for successive and additional one-year periods, unless Employee or the Company shall provide a written notice of termination at least ninety (90) days prior to the end of the initial term or any extended term, as applicable. The term of this Agreement is subject to early termination in accordance with the provisions set forth in Section 4 hereof. The election by the Company or Employee to terminate this Agreement as of the expiration of the initial term, or as of the end of any one-year renewal period, as provided in this Section 2 shall not be deemed to be a termination by the Company under Sections 4.1.2 or 4.1.3 hereof or by Employee with Good Reason (as defined below), and in such event Employee shall only be entitled to the compensation set forth in Section 4.2.3 hereof

3.    Compensation and Benefits.

3.1    Salary. During the first twelve months of the term of this Agreement, the Company shall pay to Employee a base salary at the annual rate of $-------265,000. On each anniversary date of the commencement of employment, the Employee’s base salary shall be reviewed by the Board (or the compensation committee thereof (the “Compensation Committee”)) and may be increased to such rate as the Board (or the Compensation Committee), in its sole discretion, may hereafter from time to time determine. The salary payable pursuant to this Section 3.1 shall be payable on a bi-weekly basis and is referred to herein as the “Base Salary”.

3.2    Expenses. Employee shall be entitled to receive proper reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Employee in performing services under this Agreement, according to the Company’s expense account and reimbursement policies and provided that Employee shall submit reasonable documentation with respect to such expenses.

3.4    Bonus.

  (a)    During the term of this Agreement, Employee shall be entitled to receive an annual year-end target “Variable Bonus” in cash in an amount equal to up to forty percent (40%) of Base Salary (pro-rated for calendar year 2007).

  (b)    Half of the Variable Bonus will be based upon successfully realizing the personal and performance objectives as determined by the Chief Executive Officer and the Compensation Committee, which for the first year of employment are defined in Exhibit A-I attached to this Agreement (the “A-I Objectives”).

  (c)    Half of the Variable Bonus for the first year, and all of the Variable Bonus for any periods after the first year of employment, will be based upon successfully realizing the “KRA objectives” for each year as determined by the Company’s Chief Executive Officer and the Compensation Committee each year, and which are defined in Exhibit A-II attached to this Agreement for the first year of employment.

  (d)    The Variable Bonus, if any, shall be payable within ninety (90) days after the last day of the year in which it is earned, notwithstanding any termination of this Agreement on or after the last day of such year. Qualification for the Variable Bonus payout shall be determined by the Board.

3.5    Stock Options.

  3.5.1 The Company hereby grants to the Employee options to purchase 750,000 shares of the Company’s common stock, vesting as described on Exhibit B.

  3.5.2 The options shall be issued pursuant to the Company’s 2005 Stock Option Plan; shall only be issued if approved by the Compensation Committee prior to grant; have an exercise price equal to the fair market value of one share of the Company’s common stock as determined by the Compensation Committee upon grant; and shall become fully vested and exercisable upon the sale of all or substantially all of the assets of the Company, the sale of all of the capital stock of the Company by the Company’s stockholders to a third party, or the merger or consolidation of the Company with another corporation or other entity (other than a merger or consolidation in which the owners of the Company’s capital stock immediately prior to the merger or consolidation own at least 35% of the capital stock of the surviving corporation or other entity in the merger or consolidation).

  3.5.3 The Compensation Committee shall consider an additional grant of stock options no less than once each year (by March 31st of each year commencing in 2008) (and shall target the grant of at least 750,000 options (as adjusted for stock splits or stock combinations) each year).

3.6    Other Benefits. Employee shall be entitled to the following additional benefits:

  3.6.1 Employee shall be entitled to vacations, at such times as Employee shall reasonably determine, of at least four weeks each year of employment hereunder.

  3.6.2 Employee shall be entitled to such other benefits as shall be extended to any other senior executive officer of the Company during the initial term and any renewal period of this Agreement.

3.7    No Other Benefits. During the term of this Agreement or upon any termination hereof, the Company shall have no obligation to pay or provide, any compensation or benefits other than as set forth herein; provided, however, that Employee shall be entitled to all benefits available to senior Employees of the Company under the employee benefit plans, and the policies and practices, of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued to the date of termination of employment.

4.0    Termination of Employment.

4.1    Events of Termination. Employee’s employment hereunder shall terminate prior to the expiration of the term set forth in Section 2 hereof upon the occurrence of any one or more of the following events:

  4.1.1 Death. In the event of Employee’s death, Employee’s employment shall terminate on the date of death.

  4.1.2 Termination by the Company for Cause. The Company may, at its option, terminate the Employee’s employment for “Cause” (as defined herein). For purposes hereof, “Cause” shall mean Employee’s (i) conviction of, guilty plea to or confession of guilt of a felony, (ii) commission of fraudulent, illegal or dishonest acts, (iii) willful misconduct or gross negligence which reasonably could be expected to be materially injurious to the business, operations or reputation of the Company (monetarily or otherwise) or (iv) after a written warning and a reasonable opportunity to cure non-performance, failure to perform Employee’s material duties as assigned to Employee pursuant to the terms of this Agreement from time to time or failure to cure any other material breach of this Agreement.

  4.1.3 Without Cause By The Company. The Company may, at its option, terminate Employee’s employment for any reason whatsoever (other than for Cause) by giving ninety (90) days prior written notice of termination to Employee.

  4.1.4 Termination by Employee. Employee may terminate Employee’s employment for any reason whatsoever by giving ninety (90) days prior notice of termination to the Company, except that Employee may terminate Employee’s employment for Good Reason by giving fifteen (15) days prior notice of termination. Employee shall be deemed to have terminated employment hereunder for “Good Reason” in the event that Employee terminates such employment after (i) the Company has breached any of its material obligations hereunder and fails to cure such breach promptly after receipt of written notice of such breach, or (ii) a Change in Control (as defined herein). For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events with respect to the Company:

(A)    the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock (“Common Stock”) would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of the Company’s Common Stock immediately prior to the merger own at least a majority of the outstanding common stock of the surviving corporation immediately after the merger; or

(B)    the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, other than to a subsidiary or affiliate.

  4.1.5 Disability. In the event of Employee’s Disability (as defined herein), the Company will have the option to terminate Employee’s employment by giving a written notice of termination to Employee. Such notice shall specify the date of termination, which date shall not be earlier than sixty (60) days after such notice is given. For purposes of this Agreement, “Disability” means the inability of Employee to substantially perform Employee’s duties hereunder for one hundred and thirty five (135) days out of two hundred and twenty five (225) consecutive days as a result of a physical or mental illness, all as determined in good faith by the Board.

4.2    Company’s Obligations Upon Termination. Following the termination of Employee’s employment under the circumstances described below, the Company shall pay to Employee the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Employee now has or hereafter may have under this Agreement:

  4.2.1 Termination Without Cause by the Company or by the Employee with Good Reason. In the event that Employee’s employment shall be terminated by the Company pursuant to Section 4.1.3 or shall be terminated by the Employee for Good Reason pursuant to Section 4.1.4, (a) the Company shall pay Employee all Base Salary, any Variable Bonus, earned but unpaid through the date of termination, (b) the Company shall pay Employee twelve (12) months Base Salary then in effect on a monthly basis (provided, however, that if such termination is effective before April 30, 2008, the number of months of Base Salary payable as severance pursuant to this clause (b) shall be equal to the number of full months that Employee was employed by the Company before being terminated (which would be less than nine (9) months), rather than twelve (12) months), (c) all stock options granted to Employee by the Company shall remain exercisable for a period of one hundred and eighty days after such termination, and (d) a pro-rated target Variable Bonus for the year in which termination is effective, subject to the terms of such bonus. In addition, the Company shall reimburse Employee for any expenses incurred through the date of such termination in accordance with Section 3.3 hereof

  4.2.2 Termination by Employee Without Good Reason or by the Company for Cause. In the event that Employee’s employment shall be terminated by Employee without Good Reason pursuant to Section 4.1.4 (or if Employee voluntarily resigns other than with Good Reason in accordance with such Section prior to the expiration of the then current term of this Agreement) or by the Company pursuant to Section 4.1.2, Employee shall be entitled to no further compensation or other benefits under this Agreement other than any Base Salary and any Variable Bonus earned on or prior to the date of such termination, but not yet paid, and such benefits as have accrued pursuant to any applicable employee benefit plans of the Company. In addition, the Company shall reimburse Employee for any expenses incurred through the date of such termination in accordance with Section 3.3 hereof

  4.2.3 Termination upon Expiration of the Employment Term. Upon expiration of the term of this Agreement, Employee shall be entitled to no further compensation or other benefits under this Agreement other than Base Salary earned, but unpaid, through the date of termination, and any Variable Bonus earned on or prior to the end of such term, but not yet paid and such benefits as have accrued pursuant to any applicable employee benefit plans of the Company. In addition, the Company shall reimburse Employee for any expenses incurred through the date of such termination in accordance with Section 3.3 hereof.

  4.2.4 Termination Due to Death. In the event that Employee’s employment shall be terminated by the Company pursuant to Section 4.1.1, the Company shall pay Employee or Employee’s estate (a) all Base Salary earned but unpaid through the date of termination, and (b) any Variable Bonus earned on or prior to the date of termination, but not yet paid. In addition, the Company shall reimburse Employee for any expenses incurred through the date of termination in accordance with Section 3.3 hereof

  4.2.5 Termination Due to Disability. In the event that Employee’s employment shall be terminated by the Company pursuant to Section 4.1.5, (a) the Company shall pay Employee all Base Salary earned but unpaid through the date of termination, (b) any Variable Bonus earned on or prior to the date of termination, but not yet paid, and (c) the Employee shall be entitled to all benefits under all employee benefit plans in which he is a participant. In addition, the Company shall reimburse Employee for any expenses incurred through the date of termination in accordance with Section 3.3 hereof

4.3    Nature of Payments. All amounts to be paid by the Company to Employee pursuant to this Section 4 (other than Base Salary or reimbursement of expenses or amounts paid pursuant to Section 4.2.4) shall be considered by the parties to be severance payments. In the event that such payments shall be treated as damages, it is expressly acknowledged by the parties that damages to Employee for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof and are not a penalty.

4.4   Release. Any payments to be made or benefits to be provided by the Company pursuant to this Article 4 shall be subject to the Company’s receipt from Employee of an effective general release and agreement not to sue, in a written form reasonably satisfactory to the Company (the “Release”), pursuant to which Employee makes limited customary representations and warranties relating to the validity, enforceability and binding nature of such release and that Employee has the right to enter into and give such release and Employee agrees (i) to release all claims against the Company, its subsidiaries and affiliates and related parties, (ii) not to maintain any action, suit, claim or proceeding against the Company and the officers, directors, and successors thereof, solely with respect to the matters released, and (iii) to be bound by the confidentiality and mutual nondisparagement covenants specified therein. Notwithstanding anything to the contrary contained herein, Employee’s release shall expressly not apply to any claims Employee may have as a stockholder or option holder of the Company. Notwithstanding the due date of any payment hereunder requiring a Release, the Company shall not be obligated to make any such payment until after the expiration of any revocation period applicable to the Release.

5.    Non-Solicitation: Noncompetition.

5.1     During the term of this Agreement and for a period of one year thereafter (following termination for any reason, subject to the provisions of Section 5.2), Employee shall not:

  5.1.1 induce or attempt to induce, directly or indirectly, any then current customer or client of the Company to cease doing business, in whole or in part, with the Company or solicit or divert, directly or indirectly, the business of any such customer or client, or any identified potential customer or client, for Employee’s own account or for the account of any other person or entity;

  5.1.2 solicit or induce, directly or indirectly, any person or entity, including any third-party service provider, distributor or supplier of the Company, to terminate its relationship with the Company or otherwise interfere with such relationship;

  5.1.3 for Employee’s own account or for the account of any other person or entity, solicit, interfere with or endeavor to cause, directly or indirectly, any employee or agent of the Company or induce or attempt to induce, directly or indirectly, any employee or agent of the Company to leave employment or terminate its agency with the Company or induce or attempt to induce, directly or indirectly, any such employee or agent to breach an employment or agency agreement or arrangement with the Company; or

  5.1.4 except with respect to a less than 5% passive ownership interest in a publicly traded company, either for Employee or on behalf of any person or entity, directly or indirectly own, control or participate in the ownership or control of, or be employed by or on behalf of, any business which is similar to and is competitive with the business (as it exists or the date of termination) of the Company, within the United States of America or any country in which the Company then conducts or proposes to conduct business, without the express written consent of the Company.

5.2    Notwithstanding any provision hereunder to the contrary, the provisions of Sections 5.1.1, 5.1.2 and 5.1.4 shall not apply following the termination of Employee’s employment by the Company without Cause pursuant to Section 4.1.3 or by Employee for Good Reason pursuant to Section 4.1.4.

6.    Property Rights. With respect to information, inventions and discoveries developed, made or conceived of by Employee, either alone or with others, at any time during Employee’s employment by the Company and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by Employee) is considering engaging, Employee agrees:

6.1    that all such information, inventions and discoveries, whether or not patented or patentable, shall be and remain the exclusive property of the Company;

6.2    to disclose promptly to an authorized representative of the Company all such information in Employee’s possession as to possible applications and uses thereof;

6.3    not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of the Company;

6.4    that Employee hereby waives and releases any and all rights Employee may have in and to such information, inventions and discoveries and hereby assigns to the Company and/or its nominees all of Employee’s right, title and interest in them, and all Employee’s right, title and interest in any patent, patent application, copyright or other property right based thereon. Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for Employee and in Employee’s behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Employee; and

6.5    at the request of the Company and without expense to Employee, to execute such documents and perform such other acts as the Company deems necessary or appropriate for the Company to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such inventions and any patent applications and patents relating thereto.

7.    Confidentiality. With respect to the information, inventions and discoveries referred to in Section 6 hereof, and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from graphic materials or otherwise (except such as is generally available to the public or such as Employee shall be compelled by legal process to disclose), obtained by Employee during or as a result of Employee’s employment by the Company and relating to any invention, improvement, enhancement, product, know-how, formula, software, process, apparatus, design, concept or other creation of the Company, or to any use of any of them, or to materials, tolerances, specifications, costs (including, without limitation, manufacturing costs), prices, or any plans of the Company, or to any other trade secret or proprietary information of the Company, Employee agrees:

7.1    to hold all such information, inventions and discoveries in strict confidence and not to publish or otherwise disclose any thereof to any person or entity other than the Company, except with the prior written consent of an authorized officer of the Company;

7.2    to take all reasonable precautions to assure that all such information, inventions and discoveries are properly protected from access by unauthorized persons;

7.3    to make no use of nor exploit in any way any such information, invention or discovery except as required in the performance of Employee’s employment duties for the Company; and

7.4    upon termination of Employee’s employment by the Company, or at any time upon request of the Company, to deliver to it all graphic materials and all substances, models, software, prototypes and the like containing or relating to any such information, invention or discovery, all of which graphic materials and other things shall be and remain the exclusive property of the Company.

For purposes of this Agreement, the term “graphic materials” includes, without limitation, letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae software, data print-outs, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies, excerpts and summaries thereof

8.    No Conflicts. Employee agrees and acknowledges that Employee’s employment by the Company and compliance with this Agreement do not and will not breach any agreement made by Employee to keep in confidence information acquired by Employee prior to or outside of Employee’s employment with the Company. Employee will comply with any and all valid obligations which Employee may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be. Employee has supplied or shall promptly supply to the Company upon its request a copy of each written agreement setting forth any such obligation. Employee hereby agrees and acknowledges that Employee has not brought and will not bring with Employee for use in the performance of duties at the Company any materials, documents or information of a former employer or any third party that are not generally available to the public, unless Employee has express written authorization from the owner thereof for possession and use or Employee otherwise has undisputed proprietary rights to such material documents or information.

9.    Specific Performance. Without intending to limit the remedies available to the Company, Employee agrees that damages at law would be an inadequate remedy to the Company in the event that Employee shall breach or attempt to breach any of the provisions of Sections 5, 6, 7, 8 or 9 hereof and that the Company may apply for and, without the posting of any bond or other security, upon proof of breach or threatened breach of any of the covenants contained in such Sections, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to enforce specifically, any of the covenants contained in such Sections. Such injunctive relief in such court shall be available to the Company in lieu of any arbitration proceeding pursuant to Section 11 hereof

10.    Survival. The provisions of Sections 5, 6, 7, 8, 9, 10, 11, and 12 shall survive any termination of this Agreement. In furtherance and not in limitation of the preceding sentence, Employee’s obligations under Sections 5, 6 and 7 hereof shall remain in effect throughout Employee’s employment by the Company, unaffected by any transfer to a subsidiary or affiliate of the Company.

11.    Arbitration. Any controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement or any termination hereof shall be solely and finally settled by arbitration under the rules of the American Arbitration Association, and judgment on the award rendered in the arbitration may be entered in any court having jurisdiction thereof. Any such arbitration shall be in the State of New Jersey, and shall be submitted to a single arbitrator appointed by the mutual consent of the parties or, in the absence of such consent, by application of any party to the American Arbitration Association. A decision of the arbitrator shall be final and binding upon the parties, and the arbitrator shall be authorized to apportion fees and expenses (including counsel fees and expenses) as the arbitrator shall deem appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party will bear the fee and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and (ii) actions seeking appropriate equitable or injunctive relief pursuant to Sections 5, 6 and/or 7 hereof

12.    Miscellaneous.

12.1   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.

12.2   Entire Agreement; Amendment. This Agreement and the exhibits annexed hereto between the Company and Employee contain the complete understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior understandings and agreements, written or oral, between the parties hereto relating to the subject matter hereof This Agreement may not be amended or modified except in a writing signed by the parties hereto.

12.3   Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, (i) the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and (ii) any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties as coming closest to expressing the intention of the invalid or unenforceable term or provision.

12.4   Notice. Any notice to be given hereunder shall be in writing and either delivered in person, by nationally recognized overnight courier, by facsimile or by registered or certified first class mail, postage prepaid with return receipt requested, addressed (a) if to the Company, to Vyteris, Inc., 13-01 Pollitt Drive, Fair Lawn, NJ 07419, attention: Chief Executive Officer, and with a copy to Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 Facsimile No.:(973) 597-2351, attention Peter H. Ehrenberg, Esq. and (b) if to the Employee, to Anthony J. Cherichella, 17 Brookwood Road, Montville Township, Towaco, New Jersey 07082. Notices delivered personally shall be deemed given as of actual receipt; notices sent via facsimile transmission shall be deemed given as of one business day following sender’s receipt from sender’s facsimile machine of written confirmation of transmission thereof, notices sent by overnight courier shall be deemed given as of one business day following sending; and notices mailed shall be deemed given as of five business days after proper mailing. Any party may change its address in a notice given to the other party in accordance with this Section 12.4.

12.5   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors (including, without limitation, any successor by merger or sale of all or substantially all assets) and permitted assigns.

12.6   Further Assurances. Employee and the Company shall execute and deliver all instruments and other documents which, in the opinion of the Company or the Employee, may be necessary or appropriate to carry out the terms of this Agreement.

12.7   Deadlines. The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

12.8   Interpretation. For purposes of Sections 5, 6, 7, 8 and 9, the “Company” shall include any subsidiary or affiliate of the Company for which Employee renders services.

12.9   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

/s/ Anthony J. Cherichella
Anthony J. Cherichella

VYTERIS, INC.

By:	/s/ Timothy McIntyre
Name: Timothy McIntyre
Title: Chief Executive Officer

Exhibit A-I

PERSONAL AND COMPANY PERFORMANCE OBJECTIVES FOR VARIABLE BONUS

* 10% of entire Variable Bonus (4% of Base Salary) for completion of due diligence with respect to the acquisition of Lehigh Valley Technologies (LVT) and final resolution/execution of LVT acquisition as outlined in term sheet or as directed by the Board.

* 20% of entire Variable Bonus (because this can only be earned, if at all, during calendar year 2007, the greater of 8% of Base Salary or $25,000) based upon the Company consummating a public offering of equity securities which results in net proceeds to the Company (net of underwriters’ discount) of at least $25 million, in a firm commitment underwriting led by an institutional securities underwriter, by October 1, 2007.

* 20% of entire Variable Bonus (because this can only be earned, if at all, during calendar year 2007, the greater of 8% of Base Salary or $25,000) based upon the Company successfully listing its common stock for trading on either the American Stock Exchange (AMEX) or the Nasdaq Global Market, by December 31, 2007.

Exhibit A-II

KRA OBJECTIVES FOR VARIABLE BONUS

•	12.5% of entire Variable Bonus (5% of Base Salary) -- upgrade of information technology department to Chief Executive Officer’s satisfaction.
o	Plan by October 1, 2007
o	Upgrade Completed by December 15, 2007

•	12.5% of entire Variable Bonus (5% of Base Salary) - to lead, supervise, and execute securing a “second” level of key suppliers by November 1, 2007.

o	ID/Plan and budget impact - October 1, 2007

o	Securing second line - January 1, 2008

•
12.5% of entire Variable Bonus (5% of Base Salary) -- formal 2008 budget review process, completed to Chief Executive Officer’s satisfaction by October 31, 2007 and Board approved by December 15, 2007.

•	12.5% of entire Variable Bonus (5% of Base Salary) -- mentoring and development of Joseph Himy, to Chief Executive Officer’s satisfaction with Quarterly Reviews and subsequent filing with HR.

Exhibit B

OPTION VESTING

	Milestones	Shares

1.	Prior to October 1, 2007, the Company engages institutional underwriter of national reputation to manage a public offering of equity securities.	100,000

2.	Prior to December 31, 2007, the Company successfully lists its common stock for trading on either the American Stock Exchange (AMEX) or the Nasdaq Global Market	150,000

3.	Prior to April 1, 2008, the Company consummate a public offering of equity securities which results in gross proceeds to the Company of at least $25 million, in a firm commitment underwriting led by an institutional securities underwriter.	100,000

4.	Prior to April 1, 2008, the Company consummate a public offering of equity securities which results in gross proceeds to the Company of at least $35 million, in a firm commitment underwriting led by an institutional securities underwriter.	150,000

5.	Prior to April 1, 2008, the Company consummate a public offering of equity securities which results in gross proceeds to the Company of at least $50 million, in a firm commitment underwriting led by an institutional securities underwriter.	200,000

6.	50,000 options that vest over time as follows - 25,000 options vest upon Employee’s first anniversary of employment with the Company (so long as he is then an employee of the Company) and 6,250 options vesting on the last day of each of the four calendar quarters commencing with September 30, 2008 (again, so long as he is then an employee of the Company)	50,000

		750,000